Exhibit 99.1

press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Susan Johnson
	September 8, 2005		716-687-4225

MOOG INC. ANNOUNCES PRICING OF ADD-ON OFFERING OF
SENIOR SUBORDINATED NOTES

        Thursday, 8 September, 2005, Moog Inc. (NYSE:MOG.A and MOG.B) announced today that it has priced its add-on offering of $50 million senior subordinated notes due 2015. The notes will be issued at a price of 100.25% of par and will mature on January 15, 2015. Interest on the notes will be payable semi-annually on January 15 and July 15 of each year, with interest to be paid beginning January 2006. The notes are unsecured senior subordinated obligations of Moog. The net proceeds to Moog from the offering are expected to be $49.4 million and will be used to repay indebtedness under its bank credit facility. Moog expects that the notes will be issued on September 12, 2005, subject to customary closing conditions.

        These additional notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

        This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction.

        Moog is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.